Exhibit 10.5

AGREEMENT AMENDMENT

December 30, 2008

Stephen J. Sabol

Dear Mr. Sabol,

This letter agreement (the “Amendment”) supplements and amends the Employment Agreement (the “Agreement”), dated as of July 1, 1993, between you and Green Mountain Coffee Roasters, Inc. (the “Company”), to clarify its terms in conformity to the requirements of, or if applicable the requirements for exemption from, Section 409A of the Internal Revenue code of 1986, as amended. Except as modified by this Amendment, the Agreement shall remain in full force and effect.

By signing this Amendment, you agree and acknowledge that:

1.	The intent of the parities is to clarify the meaning of certain provisions of the Agreement so that payments and benefits provided for in the Agreement will comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”). The Agreement shall be interpreted in a manner that is consistent with that intent. In no event, however, shall the Company be liable for any tax, interest or penalty that my be imposed on you by Section 4069A.

2.	All reimbursements payable to you, or in-kind benefits, if any, provided to you by the Company shall be governed by the Green Mountain Coffee Roasters, Inc. 409A Reimbursement Policy.

3.	Where the Agreement provides for payments to you upon the termination of your employment, those provisions shall be subject to the following terms of construction and the following Section 409A-related conditions:

3.1.	Section 7.2(b) of the Agreement provides, among other things, that the “Non-Compete Period” shall include the six (6) month period following your voluntary resignation, provided that the Company shall continue to pay you your then Base Compensation (as defined the Agreement) during such six-month period. Any right (conditional or otherwise) to payment from the Company arising under Section 7.2(b) of the Agreement shall require a “separation from service” (as that term is defined at Section 1.409A-1(h) of the Treasury Regulations under Section 409A) from the Company and from all other trades or businesses that are treated as one employer with the Company under Section 409A’a separation from service rules.

3.2.	If at the time of your separation from service you are a specified employee (as that term is defined in subsection (a)(2)(B)(i) of Section 409A), any and all amounts payable in connection with such separation from service that constitute deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall instead by paid on the date that follows the date of such separation from service by six (6) months.

If you have any questions, please contact Kathy Brooks at (802) 882-2101. To signify your acceptance, please return a signed copy of this Amendment to Kathy Brooks no later than December 31, 2008.

This document does not affect the intentions of the original agreement.

Sincerely,

Green Mountain Coffee Roasters, Inc.

/s/ Kathryn S. Brooks
A duly authorized signatory

ACCEPTED AND AGREED:

/s/ Stephen Sabol
Stephen Sabol

Date: December 31, 2008

2